Exhibit 10.1

October 20, 2024

David Barry
Via Email

Dear David:

I am pleased to offer you a promotion to the position of President and Chief Executive Officer of Viad Corp (the “Company”) effective as of the date of, and contingent on, the closing of the sale of the Company’s GES segment (the “Effective Date”). You will be based in Denver, Colorado.

Effective as of the Effective Date, your annual base salary will be $750,000, less applicable withholdings, and paid on the Company’s normal payroll schedule and deductions. The Human Resources Committee of the Board (the “HRC”) may modify your annual base salary, in its sole discretion; provided however, your annual base salary shall not be increased until at least calendar year 2027. In this position, you will report directly to the Board of Directors of the Company (the “Board”).

Subject to approval by the HRC, following the Effective Date, you will be eligible to participate in the Company’s annual bonus plan (the Viad Corp Management Inventive Plan or “MIP”), with a target bonus of 100% of your annual base salary. Your actual award under the MIP will be dependent on the Company’s financial results and your individual performance. The maximum award under the MIP can be as high as 200% of your target bonus.  In order to be eligible to receive a bonus under the MIP, you must be employed by the Company on the date that such bonus is paid. Except as otherwise provided in this paragraph, any such bonus will be subject to the terms of the MIP.

Also, subject to approval by the HRC, on or as soon as reasonably practicable following the Effective Date, you will receive a 2025 annual long-term equity incentive award under the 2017 Viad Corp Omnibus Incentive Plan, as amended (the “Omnibus Plan”), with an aggregate grant value (calculated in accordance with the Company’s then-standard method of converting intended grant value into a number of shares) of $3,000,000, approximately 70% of which will be subject to performance-based vesting and approximately 30% of which will be subject to time-based vesting (collectively, the “2025 LTI Grant”).  All terms and conditions applicable to the 2025 LTI Grant, including, without limitation, the form(s) and the vesting conditions of the 2025 LTI Grant (subject to the foregoing sentence), shall be determined by the Board or the HRC in its sole discretion, and the 2025 LTI Grant will be governed by the terms and conditions of the Omnibus Plan and the applicable award agreement.  For the avoidance of doubt, you will not be eligible to receive any long-term equity incentive awards with respect to the 2025 fiscal year other than the 2025 LTI Grant.

Concurrently with the execution of this letter, you and the Company have executed an Amended and Restated Severance Agreement, which shall amend and restate in its entirety that certain Severance Agreement, dated April 22, 2015, by and between you and the Company (the “Severance Agreement”), effective as of the Effective Date. Except as expressly provided in the foregoing sentence, nothing in this letter modifies, supersedes, voids, or otherwise alters the Severance Agreement. You acknowledge and agree that the negotiation of this letter does not constitute a termination without “Cause” or grounds for “Good Reason” under the Severance Agreement or the Company’s Executive Severance Plan (Tier I), as amended from time to time (the “Severance Plan”), and you also acknowledge and agree that neither the execution of this letter, nor any change to contractual terms by entering into this letter shall constitute a termination without “Cause” or grounds for “Good Reason” under the Severance Agreement or the Severance Plan or give rise to any benefits payable thereon.

During your employment, you will be eligible to participate in the benefit plans offered to similarly situated employees by the Company from time to time, subject to plan terms and generally applicable Company policies. You will be eligible for five weeks’ paid vacation per year beginning effective as of the Effective Date, with pro rata vacation for calendar year in which the Effective Date occurs, in accordance with the Company’s vacation policies, as in effect from time to time.

As an officer of the Company, you will continue to be covered by our D&O insurance program, subject to the terms and conditions of the applicable policies, as well as the indemnification protections provided in the Company’s Certificate of Incorporation and Bylaws.

As part of the Company’s culture, we expect our employees to act with integrity in all that they do.  As a Company employee, you will be expected to abide by Company rules and policies. In particular, we have our Always Honest Compliance & Ethics Program, which has been adopted by our Board of Directors and applies to all employees of all companies in the organization.

Finally, you will continue to be subject to the Company’s executive stock ownership guidelines. Your new guideline will be five times your base salary. Meaningful progress should be made annually and the new target value should be reached within five years of the Effective Date. Grants of time-vested equity awards and 401(k) matching shares will count toward your goal.

By signing this letter, you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty or duties to the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. You agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use.  You also agree to honor all obligations to former employers during your employment with the Company.

You acknowledge that you continue to remain bound by your Employee Confidentiality and Inventions Assignment Agreement, dated [DATE] (the “CIAA”). Nothing in this letter modifies, supersedes, voids or otherwise alters the CIAA.

This letter, the Severance Agreement, and any award agreement constitutes the entire understanding between the parties with respect to your employment with the Company and the subject matter hereof and supersedes any other agreements or promises made to you by anyone with respect to this subject matter, whether oral or written. This letter is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by you and an authorized member of Board. This letter may be delivered and executed via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

David, it is with a great deal of confidence that I extend this offer to you.  I look forward to continuing to work with you.  Should you have any questions regarding the items outlined in this letter, please contact me at [X] or Jon Massimino at (602) 707-2077.

Sincerely,

/s/ Rich Dozer
Richard H. Dozer
Chairman of the Board

Agreed to and accepted by:

/s/ David Barry	October 20, 2024
David Barry	Date

We call your attention to the fact that; notwithstanding the offer outlined in this letter, your employment is “at will” and can be terminated, with or without cause or notice, at any time, at the option of either the employee or the Company.  No representative of the Company, except the Chief Executive Officer of Viad Corp, has the authority to enter into any agreement where employment is guaranteed for any specified period of time or to make any agreement contrary to the foregoing and any such agreements are null and void, and you should not rely on any representations to the contrary.